Exhibit 99.2                           Transcript of conference call.

RadNet, Inc.
Full Year and Fourth Quarter Financial Results
March 8, 2012

Operator:  Ladies and gentlemen, please stand by.  We are about to begin.  Good day, everyone, and welcome to the RadNet Incorporated Full Year and Fourth Quarter Financial Results conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.  I would like to remind everyone that today’s conference is being recorded.

And now, your host for today’s call, Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet Incorporated.  Mr. Stolper, please go ahead, sir.

Mark Stolper:   Thank you.  Good morning, ladies and gentlemen, and thank you for joining Dr. Howard Berger and me today to discuss RadNet’s fourth quarter and full year 2011 financial results.

Before we begin, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.  Forward-looking statements are based on management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from statements contained herein.  These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2011, to be filed shortly.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the day they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Berger, President and Chief Executive Officer of RadNet.

Dr. Howard Berger:   Thank you, Mark.  Good morning, everyone, and thank you for joining us today.  On today’s call, Mark and I plan to provide you with highlights from our fourth quarter and full year 2011 results, give you more insight into factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and for dedicating a portion of your day to participate in our conference call this morning.

2011 was an excellent year for RadNet.  We had strong operational and financial performance, driving record procedural volumes, revenue, EBITDA and net income.  We drove positive same-center volumes, each of the four quarters of 2011, while the overall imaging industry suffered from lower exam volumes caused by a myriad of economic factors, negative utilization trends within healthcare and other industry-specific issues.  Revenue for the year increased more than 12% from 2012 (ph), EBITDA increased approximately 9%, we reversed a significant loss in 2010 into 7.7 million of net income in 2011 and procedural volumes increased over 13%.

What gives me encouragement as I look to the future was that we ended 2011 with the best quarter in our Company’s history.  We had record quarterly revenue, EBITDA, net income and procedural volumes.  During the fourth quarter, we reached the one million quarterly procedure milestone for the first time in our history and drove 4.6% same-center procedural growth.  This gives us great confidence going into 2012, where we expect to benefit from the full year contribution from the CML acquisition completed in November of 2011, from capital investments we made throughout 2011 and from operational efficiencies resulting from cost saving measures implemented in 2011.

I’m often asked why we fared better than most in our industry, especially during these difficult economic times.  I think there are several reasons for this.  First, we have singularly focused on the same operating model for over a decade.  Although our strategy is not new, it is these uncertain times in healthcare and within our industry that are only now magnifying the benefits of our long-term operational model.  Our model is defined by our multimodality approach, concentration of our centers in regional clusters where we are or can become the largest provider of imaging services and our focus on providing high quality medicine and exceptional service to our referring physicians and patients.

Second, we have expended a lot of energy on attracting the best talent to run our centers, manage our regional operations and populate our senior management team.  I am very proud of the breadth of knowledge and experience we’ve assembled at RadNet over the years and attribute much of the success to our people.  Third, our regional radiology partners are the premier practices in their areas, attracting physician referrals and delivering high quality medical services.  I’ve always said that good medicine makes good business.

And lastly, we have been strategic in identifying and executing on attractive opportunities for growth and expansion.  This includes making strategic acquisitions that coordinate with our core operating tenets and culture, as well as expanding the products and services we provide which tie in with or enhance our core business.  Examples of these are our BreastLink, eRAD and Imaging on Call initiatives.  We have been very mindful during the integration of these operations to objectively identify and adopt best practices and disseminate them throughout the whole of our Company.  As a result, we have gotten better at running our business through time.

But with 2011 already a couple of months behind us, we are focused on the present and the future, not the past.  2012 will continue our exciting journey.  We have many objectives for 2012.

First, 2012 will be an important year for us from an information technology perspective.  We are beginning to integrate our eRAD RIS and PACS into the 233 RadNet facilities.  As you might recall, RIS and PACS are the two electronic systems used to manage radiology practices.  We hope to have the systems in most or all of our centers by year end.  These systems will give us new capabilities to not only improve our visibility of and controls on our business but to provide new features and services to our patients and referring physicians.  As an aside, our eRAD solutions has been recently approved by the appropriate designated body to qualify for meaningful use standards, which bring with it opportunities for eRAD users, including RadNet, to qualify for federal stimulus money and/or avoid future economic sanctions several years from now.

2012 will also be a year of targeted acquisitions and partnerships.  We will continue to acquire facility operators in our core markets of California, Maryland, Delaware, New York, New Jersey and Rhode Island.  We will also expand our relationships with health systems and hospitals interested in further involvement with our outpatient imaging or interested in other services we offer, such as inpatient staffing, teleradiology and information technology.

2012 will also be a year of integration.  As many of you know, we completed a substantial acquisition of the CML U.S. operations about 120 days ago and began an operational turnaround at that time, affectionately called by us RadNetization.  This means where needed, we are bringing operational efficiencies, cost savings, appropriate staffing levels and overall RadNet cultural indoctrination to the operations.  We are committed to enhancing the contribution margin of the CML acquired assets to be on par with the rest of our East Coast clusters of centers.  We have already made great strides to this and expect to benefit from their EBITDA contribution as early as the first quarter of 2012.

Another initiative in 2012 is focused on our relationships and pricing with commercial payors in our regions, who together represent approximately 55% of our revenue mix.  In the last five years, we have worked very hard to establish large and capable service networks in our core markets.  We believe that our regional networks offer to patients substantial access to high quality, multimodality diagnostic services and subspecialty radiology interpretations.  During 2012, we are determined to assure that the pricing we are receiving and will receive in the future from commercial payors is commensurate with the indispensable medical services we are providing to their insured population.

To this end, we are currently having direct discussions with a number of large national payors and will have more of these conversations throughout the year.  In some cases, these discussions may be confrontational or may require us to terminate preferred provider relationships.  More so than ever before, our scale is affording us the ability to work only with health plans that pay us fairly and recognize the value that we are providing to the healthcare delivery system in our core regions.  We are showing willingness to become out of network providers to health plans if necessary and are confident that, long term, we will be better positioned when we work with the health plans that recognize, appreciate and value the services we provide.

Lastly and perhaps more importantly, 2012 will be a year of deleveraging.  As many of you know, we have been aggressive in consummating acquisitions and invested heavily in equipment, facilities and new initiatives.  We are beginning to see the fruits of many of these activities and investments, including gaining market share in our region of operations.  During 2012, we plan to utilize a portion of our substantial free cash flow, aided by all of our past investments, acquisitions and initiatives to repay portions of our senior credit facilities.  This should serve to reduce balance sheet risk, assure we remain in compliance with our debt agreements and position ourselves with more financial flexibility to execute on opportunities that might present themselves in the future.

As a result of all these activities, we are expected—we expect 2012 to be another record year for us, as evidenced by our guidance we released this morning in our financial results press release.  We have challenges in front of us as we must overcome reimbursement obstacles from government and private payors and accept—expect the economy to remain challenged during 2012.  However, we continue to believe these challenges create further opportunities for RadNet that arise from adverse conditions affecting us—affording – excuse me – affording us the ability to continue to separate us from other industry competitors and participants.

At this time, I’d like to turn the call over to Mark Stolper, our Executive Vice President and Chief Financial Officer, to discuss some of the highlights of our fourth quarter 2011 performance.  When he’s finished, I will make some closing remarks.

Mark Stolper:  Thank you, Howard.  I’m now going to briefly review our fourth quarter and full year 2011 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our fourth quarter performance.  Lastly, I will provide 2012 financial guidance levels.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and excludes losses or gains on the disposal of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-equity cash compensation, or I should say non-cash equity compensation, excuse me.  Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interest in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributable to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our fourth quarter and full year 2011 results.  For the three months ended December 31st, 2011, RadNet reported revenue and adjusted EBITDA of $164.8 million and $32.3 million, respectively.  Revenue increased $18.6 million or 12.8% over the prior year’s same quarter and adjusted EBITDA increased $2.1 million or 7% over the prior year’s same quarter.  The increase in revenue and adjusted EBITDA from the fourth quarter of last year was both the result of procedural volume increases from acquired entities, as well as same-center procedural volumes.

Fourth quarter 2011 same-center procedural volumes 4.6% as compared with the fourth quarter of 2010 and we benefited from the contribution of the CML acquired operations which we purchased in November of 2011.  It contributed approximately $11 million of revenue and over $1 million of EBITDA for the quarter.  For the fourth quarter of 2011 as compared with the prior year’s fourth quarter, aggregate MRI volume increased 19.7%, CT volume increased 18.8% and PET/CT volume increased 7.6%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 18.2% over the prior year’s fourth quarter.

In the fourth quarter of 2011, we performed 1,020,129 total procedures, the first time in our Company’s history we exceeded one million procedures in any quarter.  The procedures were consistent with our multimodality approach, whereby 77.9% of all the work we did by volume was from routine imaging.  Our procedures in the fourth quarter of 2011 were as follows:  125,675 MRIs as compared with 105,022 MRIs in the fourth quarter of 2010; 94,374 CTs as compared with 79,448 CTs in the fourth quarter of 2010; 5,490 PET/CTs as compared with 5,101 PET/CTs in the fourth quarter of 2010; and 794,590 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 673,209 of all those exams in the fourth quarter of 2010.

Net income for the fourth quarter of 2011 was $4.5 million or 12%—excuse me, $0.12 per share compared to net income of $3.3 million or $0.09 per share reported for the three-month period ended December 31st, 2010, based upon a weighted average number of shares outstanding of 38.1 million and 37.8 million for these periods in 2011 and 2010, respectively.  This represents an improvement in net income for the quarter of approximately $1.2 million.  Excluding non-cash gains from the mark-to-market of our interest rate swaps of $1.7 million, a $306,000 non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps, gains from the disposal of, or sale of equipment of $312,000 and non-cash stock compensation of $611,000, RadNet would have reported net income of $3.5 million or $0.09 per share—per fully diluted share for the fourth quarter of 2011 compared with net income of $3.2 million or $0.08 per share for the fourth quarter of 2010, excluding those same non-cash losses and expenses.

Also affecting net income in the fourth quarter of 2011 were certain other non-cash expenses and non-recurring items, including $421,000 of severance paid in connection with employee reductions related to cost savings initiatives and $754,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our new credit facilities and senior unsecured notes.

With regards to some specific income statement accounts, overall GAAP interest expense for the fourth quarter of 2011 was $13.5 million.  This compares with GAAP interest expense in the fourth quarter of 2010 of $12.9 million.  The increase is attributable to increased borrowings we had under the revolver in 2011, which was primarily the result of our purchase of the CML assets in November.  For the fourth quarter of 2011, bad debt expense was 5.7% of our revenue compared with 5.9% for the fourth quarter of 2010.

I’ll now discuss full year results.  For the full year of 2011, RadNet reported revenue and adjusted EBITDA of $619.8 million and $115.5 million, respectively.  Revenue increased $68 million or 12.3% over 2010 and adjusted EBITDA increased $9.3 million or 8.8% over 2010.  For the year ended December 31st, 2011, as compared to 2010, MRI volume increased 17.6%, CT volume increased 11% and PET/CT volume increased 3.2%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 13.1% for the 12 months of 2011 over 2010.

In 2011, we performed 3,748,830 total procedures.  The procedures were consistent with our multimodality approach, whereby 77.9% of all the work we did by volume was from routine imaging.  Our procedures in 2011 were as follows:  460,473 MRIs as compared with 391,566 MRIs in 2010; 345,864 CTs as compared with 311,647 CTs in 2010; 21,427 PET/CTs as compared with 20,769 PET/CTs in 2010; and 2,921,066 routine imaging exams, which include nuclear medicine, ultrasound, mammography, x-ray and other exams, as compared with 2,591,037 of all these exams in 2010.

Net income for 2011 was $0.19 per share compared to a net loss of negative $0.35 per share in 2010 based upon a weighted average number of basic—of diluted shares outstanding of 38.8 million and 36.9 million shares in 2011 and 2010, respectively.  Affecting net income in 2011 were certain non-cash expenses and non-recurring items, including non-cash gains from the mark-to-market of our interest rate swaps of $5.4 million, $3.1 million of non-cash employee stock compensation expense resulting from the vesting of certain options and warrants, $2.9 million of non-cash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities, $1.4 million of severance paid in connection with the headcount reductions related to cost savings initiatives from previously announced acquisitions, $2.2 million gain on the disposal or sale of certain capital equipment, and $1.1 million non-cash charge to interest expense related to the amortization of accumulated unrealized losses on interest rate swaps related to the Company’s credit facilities.

With regards to some specific income statement accounts, overall GAAP interest expense in 2011 was $52.8 million.  Adjusting for the non-cash impacts from items such as amortization of financing fees, losses or gains related to the fair value adjustments on interest rate hedges and accrued interest, cash interest expense was $47.3 million in 2011.  This compares with GAAP interest expense in 2010 of $48.4 million and cash paid for interest of $40.4 million.  For 2011, bad debt expense was 5.6% of our revenue compared with an overall blended rate of 6% for the full year of 2010.

With regards to our balance sheet, as of December 31st, 2011, we had $556.4 million of net debt, which is total debt less our cash balance, and we were drawn $58 million on our revolving credit facility of $121 million.  This is an increase in our net debt of $52.4 million compared with December 31st, 2010.  This increase was primarily due to borrowings we made under our revolving credit facility to purchase the U.S. operations of CML Healthcare, which we completed in November 2011.

Since December 31st, 2010, accounts receivable increased approximately $32.3 million, primarily the result of accounts receivable assumed from acquisitions, increased revenue, credentialing holds and billings we have held back in conjunction with negotiations we had with private payors throughout 2011, some of which were the result of the bundling of CT codes related to the abdomen and pelvis.  Our net days sales outstanding, or DSOs, increased to 62.6 days at December 31st, 2011, from 54 days as of that date one year ago.

Our accounts payable and accrued expenses increased $20.5 million to $103.1 million during 2011.  Much of this increase is attributable to acquired entities and to the increased size of our business.  Throughout 2011, we repaid $18.8 million of notes and leases payable, had cash capital expenditures net of asset dispositions of $39.7 million and entered into notes and leases payable of $26,000.

I will now discuss how RadNet performed relative to our 2011 guidance which we released exactly one year ago.  With respect to revenue, our guidance level was $575 million to $605 million; our actual results were $619.8 million, exceeding the high end of the guidance range.  For adjusted EBITDA, our guidance was 110 to $120 million; our actual results were $115.5 million.  For capital expenditures, our guidance range was 35 to $40 million; our actual results were $39.7 million.  For cash interest expense, our guidance range was 45 to $49 million; our actual results were $47.3 million.  And finally, for free cash flow generation, our guidance range was 25 to $35 million, and our actual results were $28.5 million.

We are pleased to have met or exceeded each guidance level we set for 2011.  We believe these 2011 performance objectives, which were set at levels above 2010 results, were accomplished partly through capturing market share from our local competitors, most of which are smaller, less capitalized, single center or small group operators.  Our size, economies of scale and efficiency have continued to separate us from much of the rest of the industry.

At this time, I’d like to review our 2012 fiscal year guidance levels which we released this morning in our earnings press release.  For our 2012 fiscal year, we announced our guidance ranges as follows:  For revenue, our 2012 guidance range is 660 million to $700 million.  For adjusted EBITDA, our range is 120 million to $130 million.  For capital expenditures, our range is 35 to $40 million.  For cash interest expense, our guidance range is 46 to $51 million; and for free cash flow, our guidance range is 25 to $35 million.  As reflected in our guidance, we are optimistic about 2012.  Despite our assumption that the operating environment may continue to be affected by a broader—a difficult, broader economy, we are predicting increasing aggregate procedural volumes, revenue and EBITDA.  At the midpoint of our guidance ranges, we are anticipating 9.7% top line growth and 8.2% EBITDA growth.

We will benefit in 2012 from the full year contribution of the CML transaction which we completed in November of 2011 and the numerous capital investments we made and projects we began in 2011.  Throughout our 2012—although our 2012 guidance incorporates previously discussed reimbursement cuts from Medicare and certain others from private health plans, the midpoint of our guidance reflects only modest volume increases, which result in flat same-center revenue as compared with 2011.  We also should benefit from cost savings and productivity measures we implemented throughout 2011, designed to lower salaries, professional fees and information technology expenses.  All in all, we are excited about the prospects of 2011 (ph).

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:    Thank you, Mark.  The battle lines have never been clearer, the strategy never more compelling, the stakes never higher.  Since the Deficit Reduction Act of 2005, imaging has been the target of reimbursement reductions by both CMS and commercial payors.  Some of the underlying justifications for this attack may have at one time been based on overutilization and overcapacity.  Certainly self referral, a cause for some of the overutilization and overcapacity, remains an important issue.  However, despite the consolidation of imaging providers and the well-documented flattening and perhaps even decreasing utilization, reimbursement remains targeted without justification or concern regarding patients’ access to essential imaging services.

In fact, by way of example, the reality is there are fewer imaging providers performing mammography today despite increased demand for a procedure, which provides early diagnosis of breast cancer that affects one in every eight women in our country.  Incredibly, one national health insurer attempted to reduce reimbursement for digital mammography to the rate paid for the outdated analog mammography exams.  It seems that payors, patients and referring physicians want state-of-the-art technology but no one wants to pay for it.  I believe imaging providers should no longer accept changes in reimbursement without being part of a discussion or negotiation.  In a time in which health insurance premiums are rising 10 to 30%, with many health insurers enjoying record profits and executives in those companies receiving generous compensation packages amid declining utilization, imaging providers should no longer be willing to accept payor-directed lower reimbursement.

Convenient access to high quality, cost effective, freestanding outpatient imaging is a better solution than convenient and—inconvenient and higher cost hospital alternatives.  RadNet and its radiologist partners are prepared to do what is necessary to create a level playing field where we will negotiate with payors for fair pricing instead of simply accepting imposed pricing.  If the payors believe they can maintain their increased profits and compensation on the back of imaging, they are mistaken.  Imaging has become the backbone of virtually every medical specialty.  Nothing less than the welfare of the healthcare system is at stake.

My comments may sound extreme but the consequences of ignoring what payors are systematically trying to impose are unacceptable.  In our core markets, RadNet will assume the leadership position, taking the fight to the insurers.

Operator, we are now ready for the question and answer portion of the call.

Operator:  Thank you, sir.  Ladies and gentlemen, our question and answer session will be conducted electronically.  If you would like to ask a question, please formally press the star key, followed by the digit one on your touchtone telephone.  We will come to you in the order that you signal.  If you’re on a speaker phone, please make sure that your mute button is disengaged so that your signal can reach our equipment.  Again, that is star, one to ask a question and we will pause for just a moment to assemble the question roster.

And for our first question, we go to Henry Reukauf with Deutsche Bank.

Henry Reukauf:    Good morning, guys.  Congratulations on the very nice quarter and year.  Mark, quick question for you.  You said the midpoint of your guidance estimates, I think it is, you know, almost—basically flat volume growth.  I think last year the guidance was 2% down at the bottom in terms of same-store volume and 2% up in terms of same-store volume.  Is that sort of the same metric you’re using at the high end, 2% up on the high end; is that the same metric you’re using this year?

Mark Stolper:    Henry, let me just correct that.  Good morning.  Let me just correct one thing that you said.  You know, we’re—we expect in 2011—in 2012 some pricing declines, you know, based upon the Medicare fee schedule, which we’ve already discussed, which is going to be a several million dollar hit to us and some private—you know, some small private pay adjustments.  So our—the midpoint of our guidance this year represents about a 1% same-center increase in volumes to keep same-center – this is volumes increase – to keep same-center revenue flat.

Henry Reukauf: Okay.

Mark Stolper:   Is that clear?

Henry Reukauf: Yes.

Mark Stolper: So, in terms of what happened to—you know, for us to hit the high end of the range, it’s somewhere in the, you know, I’d say 3 to 4% same-store sales growth in 2012, with that same 3 to 4% decrease in same-store sales growth to the bottom end.

Henry Reukauf:   Okay.  So…

Mark Stolper:   I’m sorry, same-store volume growth.

Henry Reukauf:   So, essentially, pricing down 1%, volumes up 1% on a same-store basis.

Mark Stolper:   Correct, for the midpoint.

Henry Reukauf:  And the, I guess, Howard, just on—you know, you—(cross talking) battle lines are drawn, as you said.  You know, what—are you seeing really significant drops from commercial payors that has kind of stimulated you to this battle?  And then why do you think you have a strong enough seat at the table to, you know, kind of defeat the RBMs (ph) or the commercial payors at this time versus, say, a year ago?

Dr. Howard Berger:   I don’t know if we’re in that much stronger a position than we were a year ago.  We are in a stronger position given acquisitions, as well as improvements just generally in our overall operational efficiencies that give us greater financial strength to go over (inaudible).  These kinds of efforts on the part of payors are an annual process here.  The way that commercial payors generally operate is that when Medicare lowers reimbursement, they like to follow on, and when they come up with their own ideas of how they want to try to reduce cost, they depart from Medicare and use whatever leverage they think they have in a given market to further lower reimbursement.  And I think that that process has somewhat been more accelerated, in our opinion, in the last year as a result of the federal issues regarding both budget and Medicare, as well as the fact that most of these payors just do it because they think they can.  And, you know, our strategy has always been to be a dominant player in the markets that we operate in.  I think that we have improved our position in virtually every market that we operate in currently and that, at some point, there has to be somebody, if not a company, that pushes back against this because left to, I think, the inaction and just accepting these—this imposed pricing, the consequences are unacceptable.

So, we have begun having more serious conversations.  They were engaged last year throughout the year.  They’re engaged this year and if people begin to understand and realize that the services that we provide are so essential, both in terms of what the patients need as well as what the unacceptable options are, if we’re not a part of the payor network, I believe that we have and will continue to have success, not only in pushing back but potentially improving our pricing.  As I said in my statements, Henry, everybody wants state-of-the-art technology and our industry has always been somewhat handicapped by the enormous amount of capital investment that we’re forced to make in order to provide that state-of-the-art equipment.  It just can’t keep going on that this spiral downward is going to allow the patients and the physicians to have access, not only to the centers but the level of technology that everybody is demanding.  So, I think unless there’s, you know, a time when we draw that line in the sand, which we are prepared to do at this point in time, it is inevitable that payors will continue to take advantage of what they feel is softness in the marketplace and just be able to dictate pricing, and that paradigm has to change and we’re prepared to, at least in our markets, draw that line in the sand.

Henry Reukauf:  So, you’re—so, I guess, what kind of pressure in terms of reduction in price were you seeing?  One percent’s kind of the blended.  And then I guess that—just to follow on to that is, are you worried about somebody, you know, a major insurer dropping you or—and how do you—do you contract, you know, locally or is it nationally with the payors?

Dr. Howard Berger:  Generally, it’s all locally.

Henry Reukauf:   Okay.

Dr. Howard Berger: But a number of the payors do have national programs or policies that they try to push down or implement at the local level.  Our policy is not to take any price reductions, so—and we believe we can be successful and perhaps even improve our pricing.  So, continued softness or reduction in reimbursement is not acceptable and we are prepared and have threatened to become non-participants in some of the provider networks if we can’t get what we feel is fair pricing.  The payors, on their part, are going to have to decide whether or not they can live without the RadNet centers in any particular local market and feel that they could still provide the appropriate access and technology in the areas that we operate in.

Henry Reukauf:   Thanks very much.

Operator:   And we go next to Bruce Galloway with Galloway Capital.

Bruce Galloway:  Hey, guys, congratulations, very good quarter, very impressive in light of everything.

Mark Stolper:   Thank you.

Bruce Galloway: Looking at all the cross current in your reimbursement arena, you know, how does that affect your strategy for acquisitions?  You’ve been very, very opportunistic in making acquisitions.  Is that basically pretty much on hold right now, or are you going to continue to look at, you know, situations that can enhance your revenues and profit margins?

Dr. Howard Berger:  Yes, we’re going to continue to look at opportunistic acquisitions.  We’re finding that more and more of the smaller operators are just not willing to continue the fight, if you will, with all of the factors that are facing them, whether it be reimbursement issues, technology issues, declining volumes, et cetera.  And we find the opportunities and environment for doing accretive acquisitions more plentiful than they’ve probably ever been, but we have to be very disciplined and targeted in that approach.  Again, we’re only really interested in doing acquisitions in the markets that we’re currently in that strengthen our market position as far as our leverage with the payors are concerned.  So, we’re looking for high quality, you know, practices, we’re looking for accretive acquisitions and we’re very disciplined in the way in which we do our valuations in order to make certain that all of the acquisitions are accretive.

Bruce Galloway:  So, with regard to your revolving line of credit, do you have additional buying power and capability; and with that said, do you have anything lined up?  Is there any backlog of acquisitions in your pipeline?

Mark Stolper:    Sure.  Bruce, you know, as of year end, we were $58 million drawn on our revolving credit facility and our capacity is slightly over 121 million, so we certainly have availability under our revolving credit facility, and as we said in our remarks, we’re going to be, you know, we’re going to be paying some of that down throughout the year.  We also are—have substantial free cash flow in addition to that, which creates more capacity and ability to make acquisitions.  So, we think—particularly a lot of these acquisitions are small single operators or small group operators which won’t necessarily require a lot of capital, so those are the types of acquisitions that we’re seeing as being plentiful.

Bruce Galloway:  So, like tuck-in acquisitions but nothing significant, nothing major?

Dr. Howard Berger:  Nothing major at the current time and always a lot of incoming, you know, calls about acquisitions, opportunities for smaller operators that we’re constantly evaluating.

Bruce Galloway:  Right, thanks.

Operator:  For our next question, we go to Omar Vaishnavi with BlueMountain Capital.

Omar Vaishnavi: Hey, guys, congrats on the quarter.  I have two main questions.  First one was on operating leverage.  You know, in your guidance, I think you guys said the midpoint was 9.7% on revenue and 8.2% on EBITDA growth, and when you look at the low, mid and high end of your range, doesn’t seem to be a lot of operating leverage fall-through in the assumptions.  Can you guys talk about that a little bit?

Mark Stolper: Sure.  And it’s part of the fact of life in the imaging industry; if you go back, you know, several years and look at our EBITDA margins, it’s hung around sort of the 19, 20% level now for about four years running and that is reflective of two things.  One is we’ve significantly made our business on the cost side more efficiently but that’s been mitigated by pricing, you know, impacts that we’ve had to withstand from Medicare and private payors over the years.  So, we think that that pattern of being able to continue to make our business more efficient to mitigate, you know, pricing pressures in the future will continue so that, you know, we’re not confident enough to say that we can, you know, increase margins, but we are quite confident that we can keep margins relatively stable.

Omar Vaishnavi: Okay.  That makes sense.  The other question I had was, so you guys obviously had a really good fourth quarter, about 32 million of EBITDA, which included 1 million from the CML acquisition, and I think you said that worked out to about 11 million of revenue, so 9% margin there.  I know the fourth quarter had some strong results and you guys are being a little bit more conservative going forward, but if you just annualized the fourth quarter and then included some of the benefits in margin pickup from the CML acquisition, I get a figure that suggests something even above the high end of your range.  Is there any reason that you see Q1 or other periods that revenues slow down, or am I incorrect in assuming that Q4 results can continue and that eRAD savings and other things are maybe being built in conservatively for 2012?

Mark Stolper:  Well, I think when we view setting guidance, we’d like to set it in a way that’s conservative, that takes into account where we can achieve potentially the high end of the range but also takes into account, you know, issues that we might not be projecting that could come about.  Not sure what those might be that, you know, would put us towards the low end of the range, but remember, in addition to those positive things you mentioned in your question, you know, we’re also over—have to overcome several million dollars of Medicare reimbursement hits, which we, you know, we’ve discussed at length since the final rule was released in November of last year; as well, some small payor, private payor impact.  So, you know, there are pluses and minuses going in and out but, you know, we feel extremely confident about the range that we set and, of course, we’d love to overperform.

Omar Vaishnavi:  Great.  One last quick question.  I think in Q1 last year, there might have been some weather issues.  So far this year, it looks like the weather’s been relatively mild.  Can you guys talk briefly about how you’re seeing your business so far this year?

Dr. Howard Berger:  Well, at the risk of perhaps angering the weather gods, it has been an incredibly uncharacteristic mild winter and our volumes in this first quarter, for the first 10 weeks of the year have been very strong relative to last year’s, when we had some severe weather issues.  So, while the first quarter always tends to be a little bit weaker due to deductible issues or weather-related issues and some holiday, you know, ramp up from the—at the beginning of the year, we expect the year—the first quarter of this year, again assuming that the uncharacteristically mild winter continues, to be a good first quarter relative to last year’s first quarter.

Omar Vaishnavi:  Great.  Thank you, guys.

Operator: And we go next to Alan Weber with Robotti & Company.

Alan Weber: Good morning.  A bit of a follow-up to the previous question.  If you look out to 2013, just curious; you know, if everything remains somewhat flat, the additional benefit from the acquisition and eRAD, what does that mean, you know, kind of in EBITDA for the Company?

Dr. Howard Berger: When you say ‘eRAD’, I assume you’re referring to the IT initiative?

Alan Weber:  Correct.

Dr. Howard Berger: Yes.  Well, we will see some of those benefits this year but I think you’re correct in your assumption that it won’t be for the full year given that it’s going to have to ramp up and, unfortunately, it’s not just a simple, you know, plug and play.  We’ll probably be able to give a better assessment of the full benefit of that impact as we get perhaps closer to the end of the year or at least the third if not the fourth quarter.  And the issues there are going to be how quickly we can get some of the benefits, not just from lowering of costs that we had to pay with our outside vendors for some of the licensing and maintenance cost that the eRAD implementation will eliminate but also efficiencies that we hope to create.  Although we haven’t elaborated on it, we focus mostly on the PACS and RIS side of this, but we will also be implementing a rather robust voice recognition solution for our reporting, which should also have some additional benefits.  So, while I’m loathe to try to categorize how much that will be, we think it’ll be significant and I think, though, that it’ll be mostly reflected in a full year’s benefit in 2013.  But, yes, there will be benefit as we go along from that.

Alan Weber: And (cross talking) CML, yes?

Mark Stolper:  Yes, Alan, on the CML acquisition, when we announced the transaction, we announced, you know, approximately $70 million of additional revenue would be contributed from those assets, and we didn’t—we did not announce an EBITDA number but we said back then and we have said since that our expectation would be, through an operational turnaround, to have those assets perform at the levels that are our existing Maryland/Delaware operations perform at, and if you were to make the assumption that that level would be at or above our post-corporate RadNet EBITDA margin, I think that would be a good assumption for your model.

Alan Weber:  And how much is that—so, is that going to be—my question was, how much additional benefit will there be in 2013 from the turnaround, or do you think it’s all going to be done (cross talking) fully be done?  That’s what I really was asking.

Mark Stolper:  We believe that by mid-year 2012, most of the impact of our, you know, synergies, turnarounds, you know, right-sizing of staffing levels, et cetera, will have been fully completed, so I think the way to look at it is if you were to take, you know, kind of the second half of the year and use that as a run rate for 2013, that would probably be a good way to guide your 2013 projections.  So we may—we would hope to have, you know, the second half of the year more like a normal run rate for the CML acquisition going forward.

Alan Weber:    And then just to follow up, you made a comment that, you know, your receivables and days outstanding were higher.  Is there anything you are doing or can do to expect improvement in 2012?

Mark Stolper:   Yes.  We’ve ramped up our self-pay collection operation here internally, so we’re hired more people to follow up on the patient portion responsibility.  We’re also assessing certain frontend systems that could ultimately be built into our RIS product, our radiology information through eRAD that would allow us to identify more accurately that which will be owed to us for co-pays, as well as deductible payments, which tends to be an issue for us, and everybody frankly, in the first, you know, quarter in particular, where most patients are not through their deductibles.  So, you know, we firmly believe that if you can collect more money up front and not have large amounts of money going into the collection process, obviously our bad debt will be lower and our collection percentages will be higher.  So, we’re working on a number of things that will help that, but just also, you know, we have some—as of year end, we had a number of billings on hold that related to negotiations that we were having with private payors over the CT abdomen and pelvis, as well as, you know, other related negotiations.  So, we expect to, you know, be collecting that money naturally, you know, throughout the first quarter.  So, I would hope and expect that, by the end of the next year, our DSOs would be down to 2010 levels again.

Alan Weber: Okay, great.  Thank you very much.

Operator: And we go next to Dana Vartabedian with Deutsche Bank.

Darren Lehrich: Hey, guys.  It’s Darren Lehrich.  Can you hear me?

Mark Stolper:   Hi, Darren.

Darren Lehrich: Hi.  How are you?  Good morning.  Just a couple of things here.  I guess, just from a year end perspective, in 2011, be curious, you know, if you have the numbers handy, to get a revenue size of your non-facilities service businesses, so you know, I don’t know if there’s a way to sort of frame up the revenue picture there, that’d be for eRAD and some of the other professional services, just so we can get a sense for, you know, what the totality of those revenues look like in 2011.

Mark Stolper: Sure.  I’m going off memory because I don’t have the appropriate report, and I reserve the right to correct myself, but I shouldn’t be too far off.  You know, eRAD today remains about a $5 million revenue business.  The Imaging on Call, which is, you know, our teleradiology group, is roughly about $11 million business.  And BreastLink, which is our, you know, oncology operation focused on breast cancer and breast disease…

Darren Lehrich: Sure.

Mark Stolper: Is roughly about a, I’d say a $30 million business.  Howard, is that consistent with what…

Dr. Howard Berger: Well, just the BreastLink portion or the (cross talking).

Mark Stolper: Well, oncology.

Dr. Howard Berger:  All oncology?  It’s about 25 million.

Darren Lehrich:  Great.  Okay, that’s helpful.  And then, you know, just to sort of go back here to Henry’s line of questioning but maybe a different question entirely on the managed care renewals, do you have an expectation built in your guidance for terminations?  Is that contemplated, or are you just—are you really just trying to signal to us that that might be a factor as you move through this process of, you know, more seated negotiations?  Just want to understand, you know, whether that’s contemplated in any way in the guidance discreetly.

Dr. Howard Berger:  No, we don’t have anything built in to the guidance, either in the way of increases, which we expect to get, or decreases from those that we might take a more firm position with.

Darren Lehrich:  Okay.  And I guess, you know, year-to-date, have you terminated any of your major payor relationships?

Dr. Howard Berger: There are no payor relationships currently that we feel are at risk of being lost.

Darren Lehrich:  Okay.  And then, if I could, Howard, just could you maybe talk about, just organizationally, your managed care team?  You know, obviously, you’ve got, you know, a little bit more of a stronger message that you’re trying to deliver, so I just wanted to understand the talent that you have at RadNet to be able to, you know, manage through this process.

Dr. Howard Berger:  Well, we have people on both the East and West coasts that have direct responsibility for payor contracting relationships and negotiations, but those negotiations generally are also overseen by senior management, which would be myself, as well as the two Chief Operations Officers on—one on the East coast and one on the West coast.  You know, the discussions that we’ve had with payors is something that’s been an ongoing process for years.  This is not, you know, something new.  I think that there should be no surprise.  We always get questions about what we think the potential consequences are of Medicare reimbursement cut follow-on by commercial payors, and so reimbursement has always been an issue and, you know, what I’m singling—singled—singling – I think I got that right – at this point in time is that we want to be in a position to have a negotiation, not merely accept pricing and expect to take it.

And we’ve been in this position before.  We just feel we’re in a stronger position both with our regional presence, as well as our financial strength to be more aggressive about notwithstanding.  As I mentioned before, if, you know, somebody has come to us – which they have – and expects, you know, us to accept a decrease in mammography reimbursement down to analog rates, that’s unacceptable.  It’s completely unacceptable and so, you know, at some point, somebody has to push back and say, you know, I’m sick and tired and I’m not going to take it anymore, and that’s what we’re prepared to do.  We think that there are limited options that some of these payors have, the kind of position we’re taking is not unusual with hospitals and other large medical groups in regionally focused conversations.  I just think it’s become time for imaging as a whole to, you know, stand back and be willing to have a word entered into the radiology lexicon that hasn’t been there before, and that’s the word no, we’re not going to take it.  You can’t keep doing this.  This downward spiral has to stop.

We’ve been successful in building a business that I think delivers service and quality second to none at the size that we are, and if people want us to continue to invest and increase the quality, service and technology that we offer, we just can’t do it on the back of continuing decreasing reimbursement.  So, you know, what I’m singling right now is something that, you know, I’ve spoken for be—to—spoken to before in front of healthcare conferences, in front of investors, et cetera, and that is the time has come for this paradigm to change.  And while potentially it could be, you know, uncomfortable, we’re prepared to risk that, as are our radiologists for the sake of maintaining a viable business and an incredibly important resource within the healthcare industry.  So, nothing I’m talking about today is new, nothing of it should be taken as any more than has been happening over the last five years since DRA, but you know, like in that movie, Network, you know, I’m sick and tired it and we’re not going to take it anymore; at some point, you just have to say, no, particularly when some of these initiatives are just very egregious.

Darren Lehrich: Yes, that’s helpful commentary.  All right, thanks, everybody.

Dr. Howard Berger: Thank you.

Mark Stolper: Thanks, Darren.

Operator: And we go next to Klaus Von Stutterheim with Deutsche Bank.

Klaus Von Stutterheim: Can you remind me of the CML acquisition, how was that financed?  Was that just debt, or was there an equity component?

Dr. Howard Berger:  There was no debt.  Actually, there was no equity.

Mark Stolper: (Cross talking) equity.

Dr. Howard Berger:  There was no—it was 100% financed.

Mark Stolper:  Yes.  We—yes, we paid roughly 20—a little over $28 million of cash.  The seller, CML, took back a $9 million note and we assumed roughly $3 million of capital lease debt, so the $28 million of cash we pulled down from our revolving credit facility.

Klaus Von Stutterheim:  Right.  And on the plan to—so you said the net debt was, what, 560 was it, 550.  What is it—so how much—what’s the actual debt and what’s the cash position?

Mark Stolper:  Sure.  The cash position was a little over $2 million, 2., roughly $2.5 million.

Klaus Von Stutterheim:   At the end of the quarter?

Mark Stolper:Correct.

Klaus Von Stutterheim:     I see.  Okay, so it’s all debt really.

Mark Stolper: Yes.

Klaus Von Stutterheim:  When you (cross talking) net debt is all—that’s 550 you said.  So how much are you planning to pay down this year?

Mark Stolper: Well, our guidance suggests the ability to pay—you know, in—if you look at our free cash flow of 25 to $35 million.

Klaus Von Stutterheim:   Right.  Okay.  And what’s the price on the debt?

Mark Stolper: Our first lien term loan is LIBOR plus 375, with a 2% LIBOR floor.  Our revolver is LIBOR plus 425, with a 2% floor.  And then our $200 million bonds, you know, the unsecured notes, are at 10 and three eighths coupon.

Klaus Von Stutterheim:  Okay.  Thanks.  And then—and presumably, can you pay those notes back, or do you have to buy them in the open market?  How does that work?  (Cross talking) have to buy them in the open market (cross talking).

Mark Stolper: We would have to buy—we’d have to buy the bonds in the open market.  We have a small basket within our credit facility that would allow us to do that.

Klaus Von Stutterheim:  All right.  And what are those bonds trading at?

Mark Stolper:   I don’t have a quote here, but I think they’re in the mid-90s.

Klaus Von Stutterheim:  Okay.  Okay, great.  That’s helpful.  Thanks.

Mark Stolper: Okay, thank you.

Operator: And with that, ladies and gentlemen, we have no further questions on our roster; therefore, Dr. Berger, I will turn the conference back over to you for any closing remarks.

Dr. Howard Berger:  All right, thank you.  Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work.  Management will continue its endeavor to be a market leader that provides great services with an appropriate return on investment for all stakeholders.  Thank you for your time today and I look forward to our next call.

Mark Stolper:  Good day.

Operator:  And again, ladies and gentlemen, this does conclude today’s conference.  Thank you for your participation.